Exhibit 107

Calculation of Filing Fee Table

SC TO-I

(Form Type)

National Energy Services Reunited Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of filing fee
Fees to Be Paid	$21,324,228	(1)	$153.10 per $1,000,000	$3,264.74

Fees Previously Paid	—			—

Total Transaction Value	$21,324,228

Total Fees Due for Filing				$3,264.74

Total Fees Previously Paid				—

Total Fee Offsets				—

Net Fee Due				$3,264.74

(1)	The transaction valuation is estimated solely for purposes of calculating the amount of the filing fee. National Energy Services Reunited Corp. (the “Company”) is offering holders of a total of 35,540,380 Warrants to purchase the Company’s ordinary shares (“Ordinary Shares”), outstanding as of May 22, 2025, the opportunity to exchange such Warrants and receive 0.10 Ordinary Shares in exchange for each Warrant. The transaction value was determined by using the average of the high and low prices of the Warrants as reported on the Nasdaq Capital Market on May 22, 2025, which was $0.60 per Warrant.